Exhibit 99.1

MAZARS USA LLP

VKidz Holdings Inc.

Financial Statements
December 31, 2017

MAZARS

VKidz Holdings Inc.

Table of Contents

December 31, 2017

Page(s)
Independent Auditors’ Report	1

Balance Sheet	2

Statement of Operations	3

Statement of Changes in Shareholders’ Equity	4

Statement of Cash Flows	5-6

Notes to Financial Statements	7-16

Independent Auditors’ Report

To the Shareholders of

VKidz Holdings Inc.

We have audited the accompanying consolidated financial statements of VKidz Holdings Inc., which comprise the balance sheet as of December 31, 2017, and the related statements of operations, shareholders’ equity and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VKidz Holdings Inc. as of December 31, 2017, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

March 27, 2018

MAZARS USA LLP
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MAZARS USA LLP IS AN INDEPENDENT MEMBER FIRM OF MAZARS GROUP.

VKidz Holdings Inc.

Balance Sheet

December 31, 2017

Assets
Current assets
Cash and cash equivalents	$1,372,547
Accounts receivable	399,048
Prepaid expenses and other current assets	737,478

Total current assets	2,509,073
Property and equipment, net	185,191
Intangible assets, net	21,669,004
Software development costs, net	1,277,975
Goodwill, net	28,229,515
Security deposits	2,500

Total assets	$53,873,258

Liabilities and shareholder’s equity
Current liabilities
Current portion of note payable—Bank	$825,000
Accounts payable and accrued expenses	1,213,496
Deferred revenue	3,245,105
Deferred tax liability, net	2,170,000

Total current liabilities	7,453,601
Note payable - Bank, net of current portion and un amortized deferred finance costs	9,499,667
Note payable - related party	10,000,000

Total liabilities	26,953,268

Shareholders’ equity
Class A common stock - $0.0001 par value; 3,000,000 authorized, issued and outstanding shares	300
Class B common stock - $0.0001 par value; 2,000,000 authorized, issued and outstanding shares	200
Class C common stock - $0.0001 par value; authorized 55,556 shares, issued 0 shares; outstanding 0 shares	—
Additional paid in capital	33,331,587
Accumulated deficit	(6,412,097)

Total Shareholders’ equity	26,919,990

Total liabilities and shareholders’ equity	$53,873,258

The accompanying notes are an integral part of these financial statements.

VKidz Holdings Inc.

Statement of Operations

Year Ended December 31, 2017

Revenue	$18,904,351

Operating expenses
Selling and marketing expenses	1,976,808
Licensing, hosting & credit card fees	3,449,493
Payroll and related costs	6,819,245
General and administrative expenses	2,146,107

Total operating expenses	14,391,653

Income from operations before depreciation and amortization	4,512,698
Depreciation & Amortization	6,436,114

Loss from operations	(1,923,416)
Interest expense	1,613,432

Loss before provision for income taxes	(3,536,848)
Provision for income taxes	1,604,937

Net loss	$(5,141,785)

The accompanying notes are an integral part of these financial statements.

VKidz Holdings Inc.

Statement of Changes in Shareholders’ Equity

Year Ended December 31, 2017

	Class A Common Stock		Class B Common Stock		Additional Paid-in	Accumulated	Total Shareholders’
	Units	Amount	Units	Amount	Capital	Deficit	Equity
Balance at January 1, 2017	3,000,000	$300	2,000,000	$200	$33,299,500	$(1,270,312)	$32,029,688
Compensation expense—stock options	—	—		—	32,087		32,087
Net Loss	—	—		—	—	(5,141,785)	(5,141,785)

Balance at December 31, 2017	3,000,000	$300	2,000,000	$200	$33,331,587	$(6,412,097)	$26,919,990

The accompanying notes are an integral part of these financial statements.

VKidz Holdings Inc.

Statement of Cash Flows

Year Ended December 31, 2017

Cash flows from operating activities
Net loss	$(5,141,785)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,436,114
Bad debt expense	(895)
Amortization of debt issuance costs	32,000
Stock based compensation	32,087
Deferred taxes	1,566,078
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(157,043)
Prepaid expenses and other current assets	1,592,394
Accounts payable and accrued expenses	(732,756)
Deferred revenue	2,146,923

Net cash provided by operating activities	5,773,117

Cash flows from investing activities
Acquisition of property and equipment	(90,077)
Acquisition of website domain	(120,001)
Capitalization of software development	(1,311,236)
Acquisition of businesses	(3,325,000)

Net cash used in investing activities	(4,846,314)

Cash flows from financing activities
Repayment of note payable - bank	(550,000)

Net cash used in financing activities	(550,000)

Net increase in cash and cash equivalents	376,803
Cash and cash equivalents - beginning of year	995,744

Cash and cash equivalents - end of year	$1,372,547

The accompanying notes are an integral part of these financial statements.

VKidz Holdings Inc.

Statement of Cash Flows (Cont’d)

Year Ended December 31, 2017

Supplemental disclosures of cash flow information
Cash paid during the period for:
Income taxes	$548,774

Interest	$1,752,273

Supplemental disclosures of non-cash investing and financing activities
In connection with the acquisitions, liabilities were assumed as follows:
Fair value of assets acquired	$3,749,719
Cash paid	3,325,000

Liabilities assumed, including deferred purchase price of $200,000	$424,719

The accompanying notes are an integral part of these financial statements.

VKidz Holdings Inc.

Notes to Financial Statements

Year Ended December 31, 2017

1.	Organization and Nature of Business

VKidz Holdings Inc. (the “Company”), a Delaware Corporation, was incorporated on November 1, 2016. The Company, headquartered in Fort Lauderdale, FL, is an award-winning provider of subscription-based online curriculum for the homeschool, elementary school, and parent markets.

The Company has two divisions and six product lines:

The Homeschool Division is made up of Time4Learning, Time4Writing and HomeschoolConnect. Time4Learning provides an interactive online core curriculum from PreK-12th grade, generally as a monthly subscription. Time4Writing is a series of eight-week online writing classes taught and facilitated by experienced teachers. HomeschoolConnect’s revenues consists of media sales on a network of homeschool related sites.

The School Division features VocabularySpelllingCity, Science4Us, and WritingCity, all of which are generally sold as annual subscriptions. VocabularySpellingCity offers supplementary literacy products for phonics, spelling, vocabulary and literacy for K-12 grades. Science4Us is a supplementary or core curriculum for K-2nd grades. WritingCity is a writing curriculum for elementary schools.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities, when purchased, of three months or less to be cash equivalents. The Company maintains cash accounts in bank deposit accounts that are insured by the Federal Deposit Insurance Corporation (the “FDIC”) up to a limit of $250,000 per depositor, per institution. Such deposits periodically exceed the FDIC insured limit of $250,000 for balances held at each bank. The Company’s total uninsured cash balance retained in FDIC-insured institutions was approximately $1,053,000 at December 31, 2017.

Accounts Receivable

Accounts receivable consist of trade receivables recorded at original invoice amount, less an estimated allowance for uncollectible accounts. Credit is generally extended on a short-term basis, thus trade receivables do not bear interest, although a finance charge may be applied to receivables that are past due. The Company generally does not require collateral for trade receivables. Trade receivables are periodically evaluated for collectability based on past credit history with customers and their current financial condition. Changes in the estimated collectability of trade receivables are recorded in the results of operations in the period in which the estimate is revised. The Company had no allowance for uncollectible accounts at December 31, 2017.

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation of property and equipment is recorded using the straight-line method over the estimated useful lives of the assets. Upon retirement or disposal, the cost of the asset disposed of and the related accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of operations. Expenditures for repairs and maintenance are expensed as incurred.

VKidz Holdings Inc.

Software Development Costs

The Company capitalizes costs associated with the development of internal-use software.

The Company capitalizes certain internal software costs incurred during the application development stage which generally includes software design and configuration, coding, testing and installation activities. Training and maintenance costs are expensed as incurred. Upgrades and enhancements, as well as conversion costs incurred to develop or obtain software that allows for access of old data or conversion of old data to the new system, are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are amortized on a straight-line basis over the estimated useful life of three years.

Goodwill and Intangible Assets

Goodwill represents the excess of the purchase price of an acquired business over the fair value of identifiable tangible and intangible assets acquired and liabilities assumed.

The Company elected to adopt the private company accounting alternative for goodwill whereby goodwill is amortized using the straight-line method over a period of 10 years. Goodwill under this accounting alternative is tested for impairment only when a triggering event occurs that indicates that the fair value of an entity or a reporting unit may be below its carrying amount. Should the Company be required to test goodwill for impairment, the Company has elected to test for impairment at the entity level. At December 31, 2017, the Company determined that no triggering event occurred and thus no impairment testing was required.

The Company periodically reviews the carrying values of its intangible and long-lived assets when events or changes in circumstances would indicate that it is more likely than not that their carrying values may exceed their fair values, and record impairment charges when considered necessary. When circumstances indicate that an impairment may have occurred, the Company tests such assets for recoverability by comparing the estimated undiscounted future cash flows expected to result from the use of such assets and their eventual disposition to their carrying amounts. If the undiscounted future cash flows are less than the carrying amount of the asset, an impairment loss, measured as the excess of the carrying value of the asset over its estimated fair value, is recognized. During the year ended December 31, 2017, the Company noted no indicators of impairment.

Revenue Recognition

The Company recognizes revenue when all of the following criteria are satisfied: persuasive evidence of an arrangement exists, services have been performed, the selling price is fixed or determinable, and collection of the related receivable is reasonably assured.

The Company’s revenue is primarily derived from subscriptions to its various educational platforms. The Company recognizes revenue for its offerings ratably over the term of the subscription. Any professional development, training, or media sales are recognized when the service is provided.

Income Taxes

Deferred income taxes are provided on an asset and liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating losses, and tax credit carry-forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

VKidz Holdings Inc.

The Company has determined that there are no uncertain tax positions requiring accrual or disclosure in the accompanying financial statements as of December 31, 2017.

The Company files a Federal return as well as various state income and franchise tax returns.

Licensed content

Time4Learning includes both third-party and proprietary content. The Company licenses curriculum content from a third party to resell to the home education market. The current distribution agreement with the licensor expires on December 31, 2022 and can be cancelled only by the Company prior to that date. The licenses are determined for a calendar year, adjusted on a pro-rata basis for additional licenses, and paid monthly.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense for the year ended December 31, 2017 was approximately $1,712,394.

3.	Acquisitions

On October 16, 2017, the Company acquired substantially all the assets and assumed certain liabilities of WriteSteps, LLC (“WriteSteps”). The purchase agreement provided for a purchase price of $1,225,000, comprised of a $1,125,000 cash payment at closing and deferred payments of $50,000 to be paid six months and twelve months after closing.

The purchase price was allocated the estimated fair value of the assets and liabilities acquired as follows:

Net assets acquired:
Customer relationships	$438,191
Trade name	119,390
Goodwill	879,069
Deferred revenue	(211,650)

$1,225,000

The purchase price allocation on the acquisition of WriteSteps includes an estimate of the fair value of the deferred revenue obligation assumed from the seller on the date of acquisition. The estimated fair value of the deferred revenue obligation was determined based on the costs to provide the services plus a reasonable profit margin thereon. Accordingly, the fair value of the deferred revenue obligation assumed reflected on the balance sheet on the date of the acquisition was approximately $634,000 less than the historical carrying value prior to acquisition. Had the deferred revenue obligation assumed been recorded at the pre-acquisition historical value, revenues for 2017 would have increased by approximately $115,000.

On October 18, 2017, the Company acquired substantially all the assets and assumed certain of the liabilities of Homeschool.com, Inc. (“Homeschool”). The purchase agreement provided for a purchase price of $2,300,000, comprised of a $2,200,000 cash payment at closing and a deferred payment of $100,000 to be paid six months after closing.

VKidz Holdings Inc.

The purchase price was allocated the estimated fair value of the assets and liabilities acquired as follows:

Net assets acquired:
Customer relationships	$387,244
Tradename	76,700
Non-compete	151,952
License	300,000
Goodwill	1,397,173
Deferred revenue	(13,069)

$2,300,000

4.	Property and Equipment, Net

Property and equipment, net consisted of the following at December 31, 2017:

	Estimated Useful Lives
Furniture and equipment	7 years	$198,320
Computer equipment	3 years	127,977
Leasehold improvements	term of lease	29,651

Total cost		355,948
Less accumulated depreciation		(170,757)

		$185,191

Depreciation expense was approximately $69,000 for the year ended December 31, 2017.

5.	Goodwill and Intangible Assets, Net

Goodwill and Intangible assets, net consisted of the following at December 31, 2017:

	Cost	Accumulated Amortization	Net	Estimated Useful Lives
Goodwill	$31,425,264	$(3,195,749)	$28,229,515	10

Customer relationships	$13,885,435	(2,040,843)	$11,844,592	7
Non-compete agreements	1,054,952	(331,148)	723,804	3
Tradename	6,616,090	(698,768)	5,917,322	10
Acquired technology	3,300,000	(510,714)	2,789,286	7
Domains & licensed content	420,000	(26,000)	394,000	5

	$25,276,477	$(3,607,473)	$21,669,004

VKidz Holdings Inc.

Amortization expense related to goodwill and intangible assets for the year ended December 31, 2017 totaled approximately $2,920,000 and $3,413,000, respectively. Goodwill and all other intangibles are amortized over 15 years for income tax purposes.

As of December 31, 2017, the future amortization of intangible assets was as follows:

Year Ending December 31,	Goodwill	Other Intangibles	Total
2018	$3,142,526	$3,552,322	$6,694,848
2019	3,142,526	3,527,239	6,669,765
2020	3,142,526	3,246,256	6,388,782
2021	3,142,526	3,200,671	6,343,197
2022	3,142,526	3,174,671	6,317,197
Thereafter	12,516,883	4,967,845	17,484,729

	$28,229,513	$21,669,004	$49,898,518

6.	Software Development Costs

Software development costs consisted of the following at December 31:

	Estimated Useful Lives	2017
Internal-use software	3	$1,311,236
Less accumulated amortization		(33,261)

		$1,277,975

For the year ended December 31, 2017, the Company capitalized internal-use software costs of $1,311,236. Amortization expense related to software development costs for the year ended December 31, 2017 was $33,261.

7.	Note Payable – Bank

On November 23, 2016, the Company entered into a Credit Agreement (the “Agreement”) with a bank providing for an $11 million term loan and a revolving loan with a borrowing capacity of $2.5 million. At the Company’s option, all or part of the borrowings under the credit agreement may be considered Alternate Base Rate (“ABR”) loans or LIBOR loans and bear interest at either the ABR Rate or the LIBOR rate as defined in the Credit Agreement. The revolving line of credit and term loan mature on November 23, 2021, and are collateralized a first security interest in the assets of the Company and a pledge of its equity interests.

VKidz Holdings Inc.

At December 31, 2017, the Company’s bank debt consisted of:

2017
Term loan	10,450,000
Less unamortized deferred finance costs	(125,333)
Note payable - Bank, net	10,324,667

Less current portion of note payable - Bank	(825,000)

Note payable - Bank, net of current portion and deferred finance costs	$9,499,667

The Company has recorded amortization of debt issuance costs of $32,000 for the year-ended December 31, 2017 as interest expense in the statement of operations.

The term loan is repayable in 19 consecutive quarterly installments commencing on March 31, 2017 through September 30, 2021, with a final payment of the remaining unpaid principal at maturity, November 23, 2021. All revolving loan borrowings are due and payable on November 23, 2021.

The scheduled maturities of the Company’s term loan under the credit agreement at December 31, 2017 are as follows:

Year Ending December 31,
2018	$825,000
2019	825,000
2020	1,100,000
2021	7,700,000

$10,450,000

The Credit Agreement provides for mandatory prepayments of all borrowings to the extent of: a) the net proceeds from the sale or disposal of any collateral, other than as permitted, less the amount of such proceeds reinvested in assets used in the ordinary course of business or CapEx, in any fiscal year, and b) net proceeds from the issuance of indebtedness, other than permitted. Commencing with the fiscal year ending December 31, 2017, in the amount of 50% of the Company’s Excess Cash Flow, as defined, if the Total Leverage Ratio, as defined, on the last day of such fiscal year was greater than 4:1, payable on or before May 5th of the year immediately following the period of the calculation. The Company had no excess cash flow payment liability for the year ended December 31, 2017.

The Credit Agreement requires that the Company maintain a minimum ratio EBITDA to fixed charges and a maximum ratio of debt to EBITDA, as defined. The Company is in compliance with these covenants at December 31, 2017.

8.	Note Payable – Related Party

On November 23, 2016, the Company entered into an agreement with an owner of the Company providing for a $10,000,000 promissory note.

The note is payable and due in full, less any prepayments, on May 23, 2022 and bears interest at 10% per year payable quarterly in arrears, beginning on December 31, 2016.

Interest incurred on the note payable for the year-ended December 31, 2017 totaled $1,000,000.

VKidz Holdings Inc.

9.	Shareholders’ Equity

Under the Company’s amended and restated Certificate of Incorporation dated November 23, 2016, the Company is authorized to issue up to 5,555,556 shares of common stock with a par value of $0.0001 per share. Of those common stock, 3,000,000 will be designated as Class A Stock, 2,000,000 will be designated as Class B Stock, and 555,556 will be designated as Nonvoting Class C Stock. All Class A Stock and Class B Stock have been issued and remain outstanding at December 31, 2017. Class C Stock has not been issued. Holders of Class A and Class B Common stock is entitled to one vote per share on all matters submitted to a vote of shareholders. Class C Nonvoting Common Stock are classified as nonvoting and as such are not entitled to vote on any matters submitted to a vote to shareholders. Class A Stock and Class B Stock shall accrue dividends (“Liquidating Dividends”) at a rate of 10% per annum on $6.67 and are payable only upon a liquidation event, whether or not declared. The total cumulative accrued dividend at December 31, 2017 was approximately $3,682,000.

In the event of a liquidation event, the holders of Class A Common Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Class B Stock and Class C Stock, an amount per share in cash equal to $6.67 for each share of Class A Stock then held by them. If, upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Class A Stock shall be insufficient to permit the payment to such holders of the full Class A Stock Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Class A Stock in proportion to the aggregate Class A Stock Liquidation Preference that would otherwise be payable to each of such holders. Following the completion of the Class A Common Stock distributions noted above, if assets or surplus funds remain, Class B Common Stock will be entitled to receive, prior and in preference to any distribution to the holders of Class C Stock in the same manner as per Class A Common Stock liquidation preference mentioned above. Following the completion of the Class A and B Common Stock distributions noted above, if assets or surplus funds remain, the holders of Class A and B Common stock shall share ratably in the Liquidating Dividends in proportion to their holdings, prior to any distribution to the holders of Class C Stock. Following the completion of all the above distributions, if assets or surplus funds remain, the holders of all classes of Common Stock will share ratably in all remaining assets and surplus funds based on the number of shares of common stock outstanding.

10.	Stock Based Compensation

The Company’s 2016 Stock Option Plan has reserved 555,556 shares of Common Stock for issuance under this plan. Options granted under this plan, upon vesting and exercise, allow the holder to purchase the same number of non-voting shares of Class C Common Stock. All options granted under the plan are composed 50% of time-based options which vest over a specified period of time and 50% of performance-based options which vest only upon a change in control, as defined.

The Company has elected to use the Black-Scholes option-pricing model for valuing stock-based compensation awards. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service period in the Company’s statements of operations or upon change of control of the entity.

VKidz Holdings Inc.

The following table summarizes stock option activity:

	Number of Stock Options	Exercise Price
Outstanding at January 1, 2017	—	$—
Granted	217,500	6.85 - 7.06
Exercised	—	—
Forfeited/expired	—	—

Outstanding at December 31, 2017	217,500	6.85 - 7.06

Exercisable at December 31, 2017	10,065	$6.85 - $7.06

Total stock-based compensation expense incurred during 2017 was $32,060. The remaining expense to be incurred for the unvested portion of options outstanding at December 31, 2017 was $314,229. The weighted average grant date fair value for grants during 2017 was $6.86. The weighted average remaining term is 4.5 years.

Non-vested options consist of the following:

	Number of Stock Options	Weighted- Average Grant- Date Fair Value
Non-vested at January 1, 2017	—	$—
Granted	217,500	6.86
Vested	(10,065)	6.86
Forfeited/expired	—	—

Outstanding at December 31, 2017	207,435	$6.86

The specific assumptions used to determine the fair value of the stock options granted during the year ended December 31, 2017 were as follows:

Expected volatility	52%
Dividend yield	0%
Expected option life	5
Risk-free rate	1.77% - 1.78%

VKidz Holdings Inc.

11.	Income Taxes

The provision for income taxes charged to operation for the year ended December 31, 2017:

Current
Federal	$28,887
State	9,972

$38,859

Deferred
Federal	$3,596,291
Adjustment to deferred taxes due to the Tax Act	(2,045,874)
State	15,661

$1,566,078

Total Provision for income taxes	$1,604,937

On December 22, 2017, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into legislation. The Tax Act makes broad and complex changes to the U.S. tax code, including reducing the U.S. federal corporate tax rate from 35 percent to 21 percent. For the year ended December 31, 2017, the Company has recorded an adjustment of $2,045,874 due to the remeasurement of deferred tax assets and liabilities.

Deferred income tax assets and liabilities represent the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes.

The components of deferred income taxes consist of the following:

Deferred tax assets
Net Operating Loss	$328,000
Other	13,000
Deferred tax liabilities
Amortization and depreciation	(2,511,000)

Net deferred tax liabilities	$(2,170,000)

12.	Retirement Plan

The Company sponsors a simple IRA retirement plan with a third-party through which employees are eligible to participate upon commencement of employment. The plan provides for a 3% Company match of employee contributions. Employer contributions to the Plan for the year ended December 31, 2017 totaled approximately $112,000.

13.	Commitments - Operating Leases

In January 2016, the Company signed an operating lease for its office space in Florida that expires in January 2019. Future minimum annual lease payments under this lease agreement as of December 31, 2017 totaled approximately $137,000 for the year ended December 31, 2018.

VKidz Holdings Inc.

Total rental expense for the year ended December 31, 2017 totaled approximately $133,000.

14.	Related Party Transactions

In 2017, the Company incurred management fees of $200,000 to a related party which is included in operating expenses in the statement of operations. The Company also has a note payable due to this same related party at December 31, 2017 (Note 7). Interest expense on this loan totaled $1 million for the year ended December 31, 2017.

In 2017, the Company paid directors’ fees and reimbursed directors for expenses totaling approximately $22,000 and $8,000 respectively.

15.	Subsequent Events

The Company has evaluated subsequent events through March 27, 2018, the date the financial statements were available for issuance.

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